EXHIBIT 10.25


                                 LEASE AGREEMENT


         THIS LEASE is made and entered into by and between TOWNSQUARE L.L.C., a Missouri Limited Liability Corporation (hereafter "Lessors") and Infinite Graphics, Incorporated, a Minnesota Corporation (hereafter "Lessee").

         WITNESSETH:

         Lessors hereby lease unto Lessee, and Lessee leases from Lessors a portion of building located in Townsquare Hallsville, 549 Rt. B., Hallsville, Missouri, 65255, containing approximately 1335 square feet of the southwest wing (hereafter "the premises") along with shared use of restrooms, coffee area and waiting room of Townsquare Office Suites at 545 Rt. B, together with adjacent parking stalls for two automobiles, under the following terms and conditions.

         1. Term. The term of this lease shall be for thirty-eight months commencing on December 1, 1998 and continuing through January 31, 2001. Such lease shall automatically renew for three (3) successive one (1) year terms; provided, however, Lessee may terminate this lease without liability or cause, at the end of any lease term by giving not less than sixty (60) days prior written notice of it's intent to terminate.

         2. Rent. Lessee agrees to pay to lessors as rent for the premises the sum of Twenty-Seven Hundred Dollars per month, payable in advance on the first day of each month throughout the term of this lease with exception to the initial 60 days of this lease which will be charged at a rate of Eight Hundred Ninety Dollars per month for construction purposes unless lessor finishes construction early at which time the full lease amount of $2,700.00 per month will commence. One year renewal terms shall be charged as follows: Immediate successive year (1st) $1,420.00 per month. Second successive year $1,485.00 per month. Third successive year $1,550.00 per month.

         Build Out. Lessee is entering into this lease on the condition that the premises are built out under the terms and conditions set forth under the Construction Agreement, a copy of which is attached as Exhibit A. Should Lessor fail to complete the construction within sixty (60) days of the commencement of this lease, Lessee shall have the right to make no further payment to Lessor until the construction is completed per the Construction Agreement.

         Build Out Change Order. All change orders shall be approved by both Lessee and Lessor before the change order work is begun. Costs of change orders shall be added to the monthly lease cost by amortizing over thirty-six (36) at an interest rate of ten (10) percent.

         3. Quiet Enjoyment. Lessors covenant that on paying rent and performing the covenants herein, the Lessee shall peacefully hold and enjoy the premises for the purposes of conducting Lessee's service bureau/plotting and printing business. Lessor understands that the lease premises must be vibration-free in order for the Lessee to conduct its business. Acceptable

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levels of vibration are more specifically set forth in Exhibit B, attached hereto. Should Lessor fail to maintain the premises at an acceptable level of vibration as identified in Exhibit B, Lessee must notify Lessor in writing of excessive vibration from which time Lessor shall have 15 days to correct the excessive vibration problem. Should the problem remain, Lessee shall have the right to terminate this lease upon thirty (30) days written notice to Lessor.

         4. Use of Premises. Lessee shall exclusively use the premises for the purpose of operating a service bureau/plotting & printing business and other related business operations without the written consent of the Lessor.

         5. Alterations and Improvements. Lessee may make no alterations or improvements to the premises without written consent of the Lessors. Any such improvements, unless otherwise provided by written agreement between the parties, shall be the property of Lessors and remain on the premises at the termination of this lease.

         6. Damage to Property. If the premises leased by the Lessor shall be partially damaged by fire or other casualty the damage shall, at Lessors option, be promptly repaired or replaced. Such option must be exercised in writing, within ten (10) days. If the Lessor does elect to repair and replace the damaged property, Lessor shall be obligated to complete such repairs within one hundred twenty (120) days of the damage. Failure to complete repairs within the 120 days shall give Lessee the right to terminate this lease. There shall be an abatement of rent corresponding with the time during which, and to the extent which, the portion of the premises leased by Lessee may have been untenantable. If the damage be such that Lessors elect not to repair or replace, the term of this lease shall end and any rentals due hereunder shall be prorated up to the time of damage.

         7. Maintenance and Repair. Lessee shall at Lessee's expense, keep and maintain the premises in a clean and sanitary condition. Lessee shall be responsible for maintaining extra "build-out" items including central vacuum and extra HVAC and exhaust system. Lessors shall at Lessors expense otherwise maintain the exterior of the premises and all common facilities located at 545 Route B.

         8. Utilities. Lessee shall be responsible for payment of any utility costs necessitated by its occupancy of the premises. Lessor will provide and pay for water, sewage and trash pick-up. Lessor covenants that it shall install electrical requirements per Exhibit A. Lessor shall be required to dispose of all trash, with exception to hazardous wastes, in conformance with all local ordinances, state and federal rules and regulations.

         9. Assignment and Subletting. Without the prior written consent of Lessors, Lessee shall not assign this lease or sublet or grant any concession or license to use the premises or any part thereof. Any assignment, subletting, concession or license without the prior written consent of Lessors, or an assignment or subletting by operation of law, shall be void and, at Lessors option, shall terminate this lease.

         10. Right to Inspect. Lessors shall have the right to enter premises for inspection purposes at reasonable times and after reasonable notice to Lessee.

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         11. Default. If any default is made in the payment of rent or any part thereof, or if any default is made in the performance of or compliance with any other term or condition of this lease, at the option of Lessors, this lease may be terminated and forfeited and Lessors, in addition to any other remedies available under this lease or law, may re-enter the premises and remove all persons and property therefrom.

         12. Persons Bound and Choice of Law. All of the provisions of this lease shall extend to and inure to the benefit of and be binding on the parties hereto, their heirs, successors, personal representatives and assigns. This lease is made under and governed by the laws of the State of Missouri.

         13. Notices. Any notices to be provided herein shall be delivered by personal service or by U.S. Mail, first class prepaid, addressed as follows:

             If to Lessors:
             Townsquare Hallsville Manager
             525 Route B Hwy
             Hallsville, Missouri 65255

             If to Lessee:
             Dan Comero
             Infinite Graphics, Incorporated
             4611 East Lake Road
             Minneapolis, Minnesota 55406

or to such other addresses as the parties may designate in writing from time to time.

IN WITNESS WHEREOF, the parties have executed this lease by their duly authorized representatives as of the dates below their respective signatures.

INFINITE GRAPHICS, INC.

/S/ Clifford F. Stritch
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Signature

11/23/98
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Date


TOWNSQUARE L.L.C.

/S/ John S. [last name not decipherable]
-----------------------------------------
Signature

President
-----------------------------------------
Title

11/23/98
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Date